------------------------------------
                                                      OMB APPROVAL
                                            ------------------------------------
                                            ----------
                                            OMB NUMBER             3235-0167
                                            ----------------------------------
                                            EXPIRES:       NOVEMBER 30, 1995
                                            ----------------------------------
                                            ESTIMATED AVERAGE BURDEN
                                            ----------------------------------
                                            HOURS PER RESPONSE     .... 1.50
                                            ------------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number   333-31441
                                                                    ___________

                                OMI Trust 1997-C
____________________________________________________________________________
             (Exact name of registrant as specified in its charter)

             c/o PNC Bank, National Association, Corporate Trust Department,
                           Attention: Judy Wisniewske
   __________________________________________________________________________
       1700 Market Street , Philadelphia, Pennsylvania 19103 (215)585-8872
 _____________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
______________________________________________________________________________
 Series 1997-C Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6,
_______________________________________________________________________________
                         Class M Class B-1 and Class B-2
                       ___________________________________

            (Title of each class of securities covered by this Form)

                                      None
    ________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [ ]             Rule 12h-3(b)(1)(i)     [X]
        Rule 12g-4(a)(1)(ii)     [ ]             Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)      [ ]             Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
                                                 Rule 15d-6              [X]

 Approximate number of holders of record as of the certification or notice date:
                              66__________________

         Pursuant to the requirements of the Securities Exchange Act of 1934, OMI TRUST 1997-C has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                By: OAKWOOD MORTGAGE INVESTORS, INC.,as depositor

Date: October 21, 1997
By: /s/ DOUGLAS R. MUIR

         Name: Douglas R. Muir

         Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 1997-C
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 1997-C




         I hereby certify that the following information is correct:



                                                              TOTAL CERTIFICATE-
                                                                  HOLDERS AS OF
        SECURITY                            CUSIP #              October 1, 1997

        Class A-1                        674135 CG1                           5
        Class A-2                        674135 CH9                          10
        Class A-3                        674135 CJ5                          14
        Class A-4                        674135 CK2                           2
        Class A-5                        674135 CL0                           7
        Class A-6                        674135 CM8                          21
        Class M                          674135 CN6                           4
        Class B-1                        674135 CP1                           2
        Class B-2                        674135 CQ9                           1

        Total Certificateholders                                             66






Date: October 21, 1997                         Signed: /s/ DOUGLAS R. MUIR

                                               Title: Vice President